Exhibit 99.1

LOCATEPLUS  CONTACT:                 INVESTOR  RELATIONS  CONTACT:
James  Fields                        Gary  Geraci
LocatePLUS  Holdings  Corp.          OTC  Financial  Network
Tel:  978-921-2727  (x124)           Tel:  781/444-6100  (x629)
jfields@locateplus.com               garyg@otcfn.com

FOR  IMMEDIATE  RELEASE:

 LOCATEPLUS REPORTS RECORD FIRST QUARTER 2003 REVENUES - UP 118% YEAR-OVER-YEAR

BEVERLY, MA - APRIL 23, 2003: -LocatePLUS Holdings Corp. (OTC BB: LPLHA), one of the fastest growing business-to-business and business-to-government providers of public information, today announced its preliminary first quarter unaudited financial results for the three-month period ending March 31, 2003. First quarter fiscal 2003 revenues were a record $757,614, up 118% compared to revenues of $348,155 in the first quarter of fiscal 2002.

The Company attributed its sales increase to gains in its customer base, adding 965 new customers during the quarter, as well as increased usage of newly acquired data. Net loss for the first quarter of 2003 narrowed to $(782,663), or a loss of less than one cent $(0.006), from $(1,061,332), or a loss of one cent $(0.01), in the first quarter of fiscal 2002. During the three-month period ending March 31, 2003, the Company offset the cost of newly acquired data with an increase in sales and a decrease in general and administrative costs, which enabled the Company to decrease total net loss compared to the same period one year ago.

Total assets at March 31, 2003 were $4,970,985, with total current assets of $3,685,237 and cash equivalents totaling $1,593,416. Current liabilities were $2,802,783 and stockholders' equity was $1,787,985 at the end of March 31, 2003. LocatePLUS CEO Jon Latorella stated, "We are pleased to reach a new milestone in revenues in the first quarter of this year. Quarterly revenues were driven primarily from our online business and CD-ROM sales, accounting for $571,249 and $130,160, respectively. During the quarter, we witnessed a sharp increase in new channel partner sales, which accounted for $44,053 of first quarter revenues, up 10-fold from the same period last year. Although not a significant contributor to sales in the first quarter, we expect explosive growth in channel partner sales for the remaining quarters of 2003."

"New products such as our wireless 'Anywhere' device realized initial sales in the quarter and should be another source of future revenue growth. We expect our recent relationship with Earthlink and other alliances to propel sales of this product during 2003. As a result of increasing the breadth of our database information, we have realized an increase in new customers and worldwide shipments of titles, and expect to continue to do so throughout the year." Latorella continued, "Looking forward, we expect steady top-line growth during 2003. Increasing sales from all revenue segments should lead to positive cash flow as early as the fourth quarter of 2003. To support our aggressive growth strategy, we are pursuing strategic alliances with firms that can expand our product applications and customer base. We are currently working with leading-edge biometric and security firms that should enable us to further penetrate the identity validation services market."

ABOUT  LOCATEPLUS
LocatePLUS is a provider of public information solutions and maintains an Internet-accessible database marketed to the business-to-business and business-to-government sector. The Company has secured more than 11,000 current subscribers in its comprehensive database of searchable and cross-referenced public information on nearly 98% of the adult population (based on 2000 United States Census figures) - including individuals' names and addresses, date of birth, social security numbers, prior residences, and in certain instances real estate holdings, recorded bankruptcies, liens, judgments, drivers' license information and motor vehicle records.

According to estimates, LocatePLUS has data entries relating to approximately 205 million individuals in the United States- maintained in one of the largest and most comprehensive XML data sources of its kind- currently capable of national delivery. For more information, visit the Company's Website at http://www.locateplus.com. For investor information, visit http://www.otcfn.com/lplha.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.
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